ARTICLES OF AMENDMENT

The Dreyfus Premier Third Century Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:       The charter of the Corporation is hereby amended by redesignating the issued and unissued Class R shares of Common Stock of the Corporation as Class I shares of Common Stock of the Corporation.

SECOND:        The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, The Dreyfus Premier Third Century Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

The Dreyfus Premier Third Century Fund, Inc.

By: /s/ Jeff Prusnofsky
        Jeff Prusnofsky
       Vice President

WITNESS:

/s/ James Bitetto
James Bitetto
Assistant Secretary